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                                                                    EXHIBIT 99.1

[AMERIGAS LOGO]

P. O. BOX 965, VALLEY FORGE, PA 19482 (610) 337-7000

Contact:   610-337-1000                                For Immediate Release:
           Brenda Blake, ext 3202                      April 14, 2005
           Robert W. Krick, ext. 3141

AMERIGAS PARTNERS ANNOUNCES SUCCESSFUL COMPLETION OF CONSENT SOLICITATION AND PRICING OF TENDER OFFER

Valley Forge, Pa., April 14-AmeriGas Partners, L.P. (NYSE:APU) (the "Partnership") announced today that, as of April 13, 2005, holders of 96% of its outstanding 8.875% Series B Senior Notes due 2011 (CUSIP Number: 03073K AC5) (the "Notes") had tendered Notes and delivered consents in connection with the Partnership's tender offer and consent solicitation commenced on April 4, 2005. Accordingly, the Partnership, AP Eagle Finance Corp. (the co-issuer of the Notes) and the trustee under the Indenture relating to the Notes have executed and delivered a supplemental indenture containing the amendments described in the Partnership's Offer to Purchase and Consent Solicitation dated April 4, 2005. The amendments will not become operative unless the Notes are accepted for purchase in accordance with the terms of the tender offer. If the amendments become operative, holders of all untendered Notes will be bound thereby. The Partnership will not be required to purchase any of the Notes tendered or pay any consent payments unless certain conditions have been satisfied, including the receipt of the net proceeds of a private placement of debt securities in an amount sufficient to pay the aggregate consideration payable pursuant to the offer.

As previously announced, the tender offer is scheduled to expire at 5:00 P.M. New York City time, on May 2, 2005, unless extended by the Partnership. As of the expiration of the consent period at 5:00 P.M., April 13, 2005, tendered Notes may no longer be withdrawn.

The Partnership further announced that the price to be paid for each $1,000 principal amount of Notes tendered and accepted for payment would be $1,061.22, plus accrued and unpaid interest to the payment date. In addition, holders who delivered consents on or before April 13, 2005 will receive a consent fee of $30 per $1,000 principal amount of Notes, for a total consideration (exclusive of accrued and unpaid interest) of $1,091.22 per $1,000 principal amount.

The Partnership and AmeriGas Finance Corp. (as co-issuer) announced that they have agreed to issue $415 million of 7.25% Senior Notes due 2015 in a private placement on May 3, 2005. The net proceeds of the new issue will be used to fund the purchase of 8.875% Series B Senior Notes pursuant to the tender offer.

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AMERIGAS PARTNERS ANNOUNCES SUCCESSFUL COMPLETION OF CONSENT SOLICITATION AND
PRICING OF TENDER OFFER

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any Notes. The full terms of the tender offer and the consent solicitation are set forth in the Partnership's Offer to Purchase and Consent Solicitation Statement, dated April 4, 2005, and in the related Consent and Letter of Transmittal.

Credit Suisse First Boston LLC ("CSFB") is the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation should be directed to CSFB at 800-820-1653 (Toll Free) or 212-538-0652. Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at 48 Wall Street, New York, NY 10006, 800-848-2998 (Toll Free) or 212-269-5550.

ABOUT AMERIGAS PARTNERS, L.P.

Through its subsidiaries, the Partnership is the largest retail propane distributor in the United States. The Partnership serves residential, commercial, industrial, agricultural and motor fuel customers from over 650 retail locations in 46 states.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. Among them are adverse weather conditions, product cost volatility and availability of propane, the capacity to transport propane to our market areas, regional economic conditions and capital markets conditions. You should read the Partnership's Annual Report on Form 10-K for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

The information on our website is not part of this press release. The reference to our website is intended as an inactive textual reference only.

AP-07                                 ###                                4/14/05